CONTACT: OXiGENE, Inc.
Shari Annes, 650-888-0902
Investor Relations, 781-547-5900
OXiGENE Appoints Patricia Walicke, M.D., Ph.D. as Chief Medical Officer
Drug Development Veteran to Oversee Clinical Development
WALTHAM, Mass. — July 31, 2007— OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, has named Patricia Walicke, M.D., Ph.D., as Chief Medical Officer and Vice President.
“Dr. Walicke’s scientific expertise and extensive drug development experience span the entire drug development process, from IND filings, translational medicine, and Phase I work, through Phase II and III studies and approval,” said Richard Chin, M.D., President and Chief Executive Officer of OXiGENE. “Dr. Walicke will be a tremendous asset to OXiGENE as we continue to advance our drug development programs.”
“Vascular disrupting agents address a common pathophysiologic mechanism and therefore have the potential to help people with a variety of diseases. I am excited to build upon the strong foundation of basic and clinical research already established at OXiGENE, and to work with the company’s talented team,” said Dr. Walicke.
Most recently, Dr. Walicke served as Vice President, Clinical and Regulatory Affairs at Avidia, Inc., a subsidiary of Amgen, where she was responsible for development of an IL-6 inhibitor based on a novel protein technology. Prior to Avidia, Dr. Walicke served as Vice-President, Clinical Development at Rinat Neurosciences, focusing on translational medicine for an anti-NGF antibody for pain and an anti-beta amyloid antibody for Alzheimer’s disease. Avidia and Rinat Neurosciences were initially privately-held companies which were acquired by Amgen Corporation and Pfizer, Inc, respectively. Prior to Rinat, she served in clinical development roles at Genentech, where she played a key role in the successful development and registration of Raptiva® and in the initiation of the Rituxan® program for multiple sclerosis. Her experience also includes work on the multiple sclerosis drug, Tysabri®, while serving as Director, Clinical and Regulatory Affairs at Athena Neurosciences, and provision of clinical research services while serving as Director, Medical and Scientific Services at Quintiles Pacific, Inc. Dr. Walicke has held full-time and adjunct academic appointments at leading medical research institutions and is a board certified neurologist. She earned her B.S. degree from the Massachusetts Institute of Technology, her M.D. from Harvard Medical School, and her Ph.D. from Harvard University. Dr. Walicke is an inventor on two patents and an author on over 90 articles, book chapters and abstracts.
Concurrent with Dr. Walicke’s appointment, Dr. Peter Harris will step down from his role as the company’s Chief Medical Officer. Following a transition period, he will continue to actively serve as a consultant to the company.

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“Peter has made innumerable contributions to the company. Most notably, he oversaw the design and initiation of the ZYBRESTAT™ pivotal registration study and led the team that secured the Special Protocol Assessment for the ZYBRESTAT pivotal study from the FDA,” said Dr. Chin. “We look forward to Peter’s continued contribution to the company as a consultant.”
About OXiGENE, Inc.
OXiGENE is a clinical-stage biotechnology company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, including with respect to the timing and results of its clinical trials involving ZYBRESTAT and OXi4503, may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s Form 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a description of these risks.
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